Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

CUTERA REPORTS PRELIMINARY REVENUE
FOR THE FOURTH QUARTER OF 2009

BRISBANE, Calif., January 11, 2010 -- Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported preliminary revenue for the fourth quarter ended December 31, 2009.  The Company is providing this information due to the timing of multiple investor conferences in January, prior to its earnings release, and does not plan to provide preliminary financial information in the future.

For the fourth quarter 2009, the Company expects to report revenue of approximately $15.0 million.  This financial information is preliminary and subject to adjustment.  The Company is in the process of finalizing its financial results for the fourth quarter ended December 31, 2009 and plans to announce them on February 8, 2010.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, the statement concerning Cutera's revenue for the fourth quarter ended December 31, 2009, is preliminary, unaudited and subject to adjustment. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ from the statements contained herein. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.